Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-234086) of Raytheon Technologies Corporation of our report dated June 21, 2022 relating to the financial statements and supplemental schedule of the United Technologies Corporation Represented Employee Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Hartford, Connecticut
June 21, 2022